Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for the First Quarter 2026
Reported highest first quarter revenue in company history
Robust Leasing revenue growth of 19% (17% in local currency)
Sustained momentum in Services with 9% (7% in local currency) growth

NEW YORK (BUSINESS WIRE), May 7, 2026 — Cushman & Wakefield Ltd. (NYSE: CWK) today reported financial results for the first quarter of 2026.
First Quarter Results:
•Revenue of $2.5 billion for the first quarter of 2026 increased 11% (9% in local currency) from the first quarter of 2025.
◦Services revenue increased 9% (7% in local currency), reflecting sustained momentum across all segments, led by higher facilities management and project management revenue.
◦Leasing revenue increased 19% (17% in local currency), driven primarily by growth in the Americas across all deal sizes, with continued strength in office and industrial leasing, including data centers.
◦Capital markets revenue increased 15% (14% in local currency), marking our sixth consecutive quarter of double-digit growth. Americas Capital markets, up 22% (22% in local currency), saw solid performance in the office sector.
◦Valuation and other revenue increased 9% (4% in local currency).
•Net loss was $12.6 million for the first quarter of 2026 compared to net income of $1.9 million for the first quarter of 2025, a decline of $14.5 million. Diluted loss per share was $0.05 for the first quarter of 2026, down $0.06, compared to diluted earnings per share of $0.01 for the first quarter of 2025.
◦Recognized a non-cash settlement loss of $16.6 million related to a pension buy-out arrangement in the United Kingdom (“U.K.”) and a non-cash servicing liability of $11.8 million related to the amendment of our revolving accounts receivables securitization program (the “A/R Securitization”).
◦Adjusted EBITDA of $111.3 million increased $15.1 million or 16% (15% in local currency) from the first quarter of 2025.
◦Adjusted net income of $34.7 million increased $14.2 million or 69% from the first quarter of 2025.
◦Adjusted diluted earnings per share of $0.15 was up $0.06 or 67% from the first quarter of 2025.
•Liquidity as of March 31, 2026 was $1.6 billion, consisting of availability on the company’s undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $0.6 billion.

“Our first quarter results reflect a strong start to 2026 as we continue to execute toward the long-term targets we introduced at our 2025 Investor Day in December. We reported the highest first quarter revenue in company history, with continued momentum across all of our service lines. We are driving operating leverage as we scale the platform and driving consistent value through capital structure improvements, leading to 67% Adjusted earnings per share growth in the quarter,” said Michelle MacKay, Chief Executive Officer of Cushman & Wakefield. “As clients increasingly turn to integrated, multi-service partners, we are capturing opportunities in the market through our ability to lead through market transformation. Our strategy is delivering results and we are focused on generating durable, long-term growth for our shareholders.”

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
ir@cushwake.com	aixa.velez@cushwake.com

May 7, 2026

Consolidated Results (unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2026	2025	% Change in USD	% Change in Local Currency(4)
Revenue:
Services	$1,742.7	$1,603.6	9%	7%
Leasing	497.7	418.4	19%	17%
Capital markets	181.6	157.9	15%	14%
Valuation and other	113.8	104.7	9%	4%
Total revenue	$2,535.8	$2,284.6	11%	9%
Costs and expenses:
Gross contract costs(1)	$1,089.7	$979.7	11%	10%
Cost of services provided to clients	1,025.4	920.6	11%	8%
Total costs of services	2,115.1	1,900.3	11%	9%
Operating, administrative and other	336.7	305.8	10%	8%
Depreciation and amortization	25.3	26.7	(5)%	(8)%
Restructuring, impairment and related charges	—	6.5	(100)%	(100)%
Total costs and expenses	2,477.1	2,239.3	11%	9%
Operating income	58.7	45.3	30%	31%
Interest expense, net of interest income	(49.2)	(52.3)	(6)%	(7)%
(Loss) earnings from equity method investments	(4.1)	11.1	n.m.	n.m.
Other (expense) income, net	(15.0)	0.9	n.m.	n.m.
(Loss) earnings before income taxes	(9.6)	5.0	n.m.	n.m.
Provision for income taxes	3.0	3.1	(3)%	(3)%
Net (loss) income	$(12.6)	$1.9	n.m.	n.m.
Adjusted EBITDA(2)	$111.3	$96.2	16%	15%

Adjusted net income(2)	$34.7	$20.5	69%

Weighted average shares outstanding, basic	232.8	230.4
Weighted average shares outstanding, diluted(3)	235.5	232.3
(Loss) earnings per share, basic	$(0.05)	$0.01
(Loss) earnings per share, diluted(3)	$(0.05)	$0.01
Adjusted earnings per share, diluted(2)	$0.15	$0.09
n.m. not meaningful
(1) Gross contract costs represents reimbursed client costs including client-dedicated labor, subcontractor costs and third-party consumables. These costs are presented on a gross basis in total costs and expenses (with the corresponding fees in revenue) and primarily relate to Services.
(2) See the end of this release for reconciliations of (i) Net (loss) income to Adjusted EBITDA and (ii) Net (loss) income to Adjusted net income and for explanations of the calculation of Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which management uses, these non-GAAP financial measures under the “Use of Non-GAAP Financial Measures” section in this press release.
(3) For all periods with a U.S. Generally Accepted Accounting Principles (“GAAP”) net loss, weighted average shares outstanding, diluted is only used to calculate Adjusted earnings per share, diluted. For all periods with a GAAP net loss, all potentially dilutive shares would be anti-dilutive; therefore, both basic and diluted loss per share are calculated using weighted average shares outstanding, basic.
(4) In order to assist our investors and improve comparability of results, we present the period-over-period changes in our results of operations and certain non-GAAP financial measures in “local” currency. The local currency figures represent the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this provides our management and investors with another important view of comparability and trends in the underlying operating business.

May 7, 2026

First Quarter Results (unaudited)
Revenue
Revenue of $2.5 billion increased $251.2 million or 11% compared to the three months ended March 31, 2025, primarily driven by Services and Leasing revenue growth of 9% and 19%, respectively. Services revenue was strong across all segments, led by higher facilities management revenue, which increased approximately $78.0 million including the expansion of existing client mandates, and higher project management in EMEA and APAC, which increased approximately $26.0 million and $14.0 million, respectively. Leasing revenue increased principally due to growth in the Americas across all deal sizes, with continued strength in office and industrial leasing, including data centers. Capital markets revenue increased 15%, resulting from solid performance in the Americas, with particular strength in the office sector, as healthy fundamentals continue to support a resilient transaction environment. This continued momentum in Capital markets also reflects our ongoing investments in hiring top talent and strengthening our platform. Valuation and other revenue also increased 9%.
Costs of services
Costs of services of $2.1 billion increased $214.8 million or 11% compared to the three months ended March 31, 2025. Gross contract costs increased $110.0 million or 11%, principally driven by an increase in reimbursed client-dedicated labor costs of approximately $31.0 million, and third-party consumables and sub-contractor costs of approximately $77.0 million. Cost of services provided to clients increased $104.8 million or 11%, primarily due to an increase in employment costs of approximately $93.0 million, including higher commissions associated with higher brokerage revenue and higher salaries as a result of higher Services revenue.
Operating, administrative and other
Operating, administrative and other expenses of $336.7 million increased $30.9 million or 10% compared to the three months ended March 31, 2025, primarily driven by an increase in employment costs of approximately $15.0 million, largely due to higher salaries, as well as higher technology costs and cost inflation. In addition, the company recorded a non-cash servicing liability of $11.8 million related to the amendment of the A/R Securitization in March 2026.
Restructuring, impairment and related charges
The company did not incur any Restructuring, impairment and related charges during the first quarter of 2026. In the first quarter of 2025, Restructuring, impairment and related charges of $6.5 million was related to an impairment loss on real estate investments.
(Loss) earnings from equity method investments
Loss from equity method investments was $4.1 million for the three months ended March 31, 2026 compared to earnings from equity method investments of $11.1 million for the three months ended March 31, 2025. The $15.2 million decline was primarily due to a decrease of $11.2 million in earnings recognized from our equity method investment in Cushman Wakefield Greystone LLC (the “Greystone JV”) driven by changes in mix of mortgage loan origination volumes compared to the first quarter of 2025, contributing to a lower value of MSRs, and higher provisions for credit losses for mortgage loans due to expected losses on specific loans and higher risk-sharing obligations. In the first quarter of 2026, the Greystone JV recorded a non-cash provision for loan losses of $8.6 million, of which the company recorded $3.4 million based on its 40% equity interest which was included within (Loss) earnings from equity method investments. Changes in expectations and forecasts may materially impact the provision for loan losses in the future. In addition, the company recognized lower earnings from our equity method investment in CWVS Holding Limited (the “Onewo JV”), which declined $3.5 million compared to the first quarter of 2025 due to higher provisions for credit losses.
Other (expense) income, net
Other expense, net was $15.0 million for the three months ended March 31, 2026 compared to other income, net of $0.9 million for the three months ended March 31, 2025. The $15.9 million decline was principally resulting from a non-cash settlement loss of $16.6 million related to a pension buy-out arrangement in the U.K.

May 7, 2026

Provision for income taxes
Provision for income taxes for the first quarter of 2026 was $3.0 million on a loss before income taxes of $9.6 million. For the three months ended March 31, 2025, the provision for income taxes was $3.1 million on earnings before income taxes of $5.0 million. Income tax expense remained relatively flat compared to the first quarter of 2025, as the tax impact from lower earnings before income taxes was largely offset by the higher impact from discrete tax adjustments recorded in the first quarter of 2026, including higher withholding taxes and interest accruals for uncertain tax positions recognized in prior periods.
Net (loss) income and Adjusted EBITDA
Net loss was $12.6 million for the three months ended March 31, 2026 compared to net income of $1.9 million for the three months ended March 31, 2025. The $14.5 million decline in net income was principally driven by the pension buy-out settlement loss, A/R Securitization servicing liability, lower earnings recognized from our equity method investments and cost inflation. These unfavorable trends were partially offset by growth in all of our service lines.
Adjusted EBITDA of $111.3 million increased $15.1 million or 16% compared to the three months ended March 31, 2025, attributable to the same factors impacting Net loss above, with the exception of the pension buy-out settlement loss, A/R Securitization servicing liability and the non-operating items related to the Greystone JV.

Balance Sheet
Liquidity as of March 31, 2026 was $1.6 billion, consisting of availability on the company’s undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $0.6 billion.
As of March 31, 2026, the company had outstanding term loans of $1.7 billion, senior secured notes totaling $1.0 billion and cash and cash equivalents of $0.6 billion, resulting in net debt of $2.1 billion. See the “Use of Non-GAAP Financial Measures” section in this press release for the definition of, and a description of the purposes for which management uses, this non-GAAP financial measure.
On May 4, 2026, the company announced its election to partially redeem $100.0 million of its 6.750% senior secured notes due May 2028 (the “2028 Notes”). Holders of the 2028 Notes were notified that the partial redemption will be completed on May 15, 2026 (the “Redemption Date”). The redemption price will be 100% of the principal amount of the 2028 Notes to be redeemed, plus accrued and unpaid interest up to, but excluding, the Redemption Date.

Conference Call
The company’s First Quarter 2026 Earnings Conference Call will be held today, May 7, 2026, at 9:00 a.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the company’s website at https://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 1-877-407-0784 for U.S. callers and 1-201-689-8560 for international callers. An audio replay of the call will be available approximately two hours after the conference call by accessing the company’s Investor Relations website at https://ir.cushmanwakefield.com. A transcript of the call will also be available on the company’s Investor Relations website at https://ir.cushmanwakefield.com.

About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for occupiers and investors with approximately 53,000 employees in over 350 offices and nearly 60 countries. In 2025, the firm reported revenue of $10.3 billion across its core service lines of Services, Leasing, Capital markets, and Valuation and other. Built around the belief that Better never settles, the firm receives numerous industry and business accolades for its award-winning culture. For additional information, visit www.cushmanwakefield.com.

May 7, 2026

Cautionary Note Regarding Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside the control of the company. Such factors include, but are not limited to, disruptions in general macroeconomic conditions and global and regional demand for commercial real estate; risks associated with sociopolitical polarization and changes in political landscapes; social, geopolitical and economic risks associated with its international operations; foreign currency volatility; the seasonality of significant portions of its revenue and cash flow; its ability to recruit and retain qualified revenue-producing advisors and senior management; its ability to maintain and execute its information technology strategies; the increasing use of artificial intelligence (“AI”) technologies in its operations and client service offerings and the inadequate deployment and governance of these AI technologies; interruption or failure of its information technology, communications systems or data services; its vulnerability to potential breaches in security or other threats related to its information systems; its ability to comply with cybersecurity, AI governance and data privacy laws and regulations and other confidentiality obligations; the concentration of business with specific corporate clients; its ability to preserve, grow and leverage the value of its brand; its ability to compete globally, regionally and locally and its ability to cross-sell its services; the extent to which infrastructure disruptions may affect its ability to provide its services; the failure of its mergers, acquisitions and investments to perform as expected or the lack of future acquisition opportunities; the potential impairment of its goodwill or equity method investments; its ability to comply with new and existing laws, regulations or licensing requirements; changes in tax legislation or tax rates and its ability to make correct determinations in complex and varied tax regimes; incremental tax risk associated with Bermuda’s limited network of international treaties; the failure of third parties performing on its behalf to comply with contract, regulatory or legal requirements; risks related to climate change and with respect to other environmental conditions; restrictions imposed on the company by the agreements governing its indebtedness; its amount of indebtedness and the potential adverse impact on its available cash flow and the operation of its business; its ability to incur more indebtedness; litigation and regulatory risks; the fact that the rights of its shareholders may be limited or otherwise differ in certain respects from the rights afforded to shareholders of a U.S. corporation; and risks related to its capital allocation strategy including current intentions to not pay cash dividends. Should any of the company’s estimates, projections and assumptions or these other uncertainties and factors materialize in ways that it did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this release, including the possibility that recipients may lose a material portion of the amounts invested. While the company believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, such assumptions are inherently uncertain and subjective and past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of the company as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this release and the company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of events or circumstances, new information, future developments or otherwise after the date of this release, except as required by applicable securities laws. Additional information concerning factors that may influence the company’s results is discussed under “Risk Factors” in Part I, Item 1A of its most recently filed Annual Report on Form 10-K and in its other periodic reports filed with the SEC.
The company routinely posts important information about its business on its Investors Relations website at https://ir.cushmanwakefield.com. The company uses its website as a means of disclosing material, nonpublic information and for complying with its disclosure obligations under Regulation FD. Investors should monitor the company’s Investor Relations website in addition to following the company’s press releases, filings with the SEC, public conference calls and webcasts. The company does not incorporate the contents of any website into this or any other report it files with the SEC.

May 7, 2026

Cushman & Wakefield Ltd.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2026	2025
Revenue	$2,535.8	$2,284.6
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	2,115.1	1,900.3
Operating, administrative and other	336.7	305.8
Depreciation and amortization	25.3	26.7
Restructuring, impairment and related charges	—	6.5
Total costs and expenses	2,477.1	2,239.3
Operating income	58.7	45.3
Interest expense, net of interest income	(49.2)	(52.3)
(Loss) earnings from equity method investments	(4.1)	11.1
Other (expense) income, net	(15.0)	0.9
(Loss) earnings before income taxes	(9.6)	5.0
Provision for income taxes	3.0	3.1
Net (loss) income	$(12.6)	$1.9

Basic (loss) earnings per share:
(Loss) earnings per share attributable to common shareholders, basic	$(0.05)	$0.01
Weighted average shares outstanding for basic (loss) earnings per share	232.8	230.4
Diluted (loss) earnings per share:
(Loss) earnings per share attributable to common shareholders, diluted	$(0.05)	$0.01
Weighted average shares outstanding for diluted (loss) earnings per share	232.8	232.3

May 7, 2026

Cushman & Wakefield Ltd.
Condensed Consolidated Balance Sheets

	As of
(in millions, except share data)	March 31, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$600.6	$784.2
Trade and other receivables, net of allowance of $95.3 and $93.2, as of March 31, 2026 and December 31, 2025, respectively	1,447.1	1,515.5
Income taxes receivable	82.9	52.3
Short-term contract assets, net	324.8	301.4
Prepaid expenses and other current assets	292.5	189.7
Total current assets	2,747.9	2,843.1
Property and equipment, net	134.2	132.9
Goodwill	2,059.2	2,058.3
Intangible assets, net	645.1	654.7
Equity method investments	529.2	536.9
Deferred tax assets	217.3	149.0
Non-current operating lease assets	373.3	277.2
Other non-current assets	941.9	1,024.5
Total assets	$7,648.1	$7,676.6

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$129.8	$124.9
Accounts payable and accrued expenses	1,159.3	1,225.0
Accrued compensation	871.4	1,021.5
Income taxes payable	86.5	29.0
Other current liabilities	179.2	191.4
Total current liabilities	2,426.2	2,591.8
Long-term debt, net	2,621.0	2,624.9
Deferred tax liabilities	38.4	13.8
Non-current operating lease liabilities	369.2	246.6
Other non-current liabilities	240.6	243.7
Total liabilities	5,695.4	5,720.8

Shareholders’ equity:
Common shares, par value $0.10 per share, 800,000,000 shares authorized; 234,287,353 and 231,699,585 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	23.4	23.2
Additional paid-in capital	3,033.4	3,038.4
Accumulated deficit	(910.3)	(897.7)
Accumulated other comprehensive loss	(194.2)	(208.6)
Total equity attributable to the Company	1,952.3	1,955.3
Non-controlling interests	0.4	0.5
Total equity	1,952.7	1,955.8
Total liabilities and shareholders’ equity	$7,648.1	$7,676.6

May 7, 2026

Cushman & Wakefield Ltd.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
(in millions)	2026	2025
Cash flows from operating activities
Net (loss) income	$(12.6)	$1.9
Reconciliation of net (loss) income to net cash used in operating activities:
Depreciation and amortization	25.3	26.7
Impairment charges	—	6.5
Unrealized foreign exchange loss	2.5	0.2
Stock-based compensation	16.3	16.0
Lease amortization	22.2	21.7
Amortization of debt issuance costs	2.0	2.0
Loss (earnings) from equity method investments, net of distributions received	10.1	(11.1)
Change in deferred taxes	(49.6)	34.7
Provision for loss on receivables and other assets	4.8	2.8
Unrealized loss on investments, net	1.1	0.7
Other operating activities, net	25.4	(8.4)
Changes in assets and liabilities:
Trade and other receivables	54.5	90.0
Income taxes payable, net of income taxes receivable	28.4	(47.5)
Short-term contract assets and Prepaid expenses and other current assets	(108.3)	(74.4)
Other non-current assets	(38.6)	(39.1)
Accounts payable and accrued expenses	(63.5)	(28.0)
Accrued compensation	(147.1)	(148.9)
Other current and non-current liabilities	(16.4)	(7.8)
Net cash used in operating activities	(243.5)	(162.0)
Cash flows from investing activities
Payment for property and equipment	(12.2)	(4.6)
Acquisition of business, net of cash acquired	—	(4.9)
Investments in equity securities	(1.1)	(7.1)
Return of beneficial interest in a securitization	(120.0)	(100.0)
Collection on beneficial interest in a securitization	225.0	130.0
Other investing activities, net	2.4	7.2
Net cash provided by investing activities	94.1	20.6
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(22.2)	(10.2)
Payment of deferred and contingent consideration	(0.2)	(0.1)
Repayment of borrowings	—	(25.0)
Payment of finance lease liabilities	(5.7)	(6.4)
Other financing activities, net	—	0.4
Net cash used in financing activities	(28.1)	(41.3)

Change in cash, cash equivalents and restricted cash	(177.5)	(182.7)
Cash, cash equivalents and restricted cash, beginning of the period	803.5	814.6
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	(6.5)	8.3
Cash, cash equivalents and restricted cash, end of the period	$619.5	$640.2

May 7, 2026

Segment Results
The following tables summarize the results of operations for the company’s segments for the three months ended March 31, 2026 and 2025.

Americas Results

	Three Months Ended March 31,
(in millions) (unaudited)	2026	2025	% Change in USD	% Change in Local Currency
Revenue:
Services	$1,233.5	$1,186.7	4%	4%
Leasing	414.0	346.3	20%	19%
Capital markets	141.9	115.9	22%	22%
Valuation and other	39.6	39.4	1%	(1)%
Total revenue	$1,829.0	$1,688.3	8%	8%
Segment expenses:
Gross contract costs(1)	$855.4	$808.6	6%	6%
Cost of services provided to clients	677.0	601.7	13%	12%
Operating, administrative and other	218.6	211.5	3%	3%
Segment expenses	1,751.0	1,621.8	8%	8%
Add: Other segment items(2)	18.3	11.1	65%	63%
Adjusted EBITDA	$96.3	$77.6	24%	23%
(1)    Gross contract costs represents reimbursed client costs including client-dedicated labor, subcontractor costs and third-party consumables. These costs are presented on a gross basis in total costs and expenses (with the corresponding fees in revenue) and primarily relate to Services.
(2)    Other segment items include (loss) earnings from equity method investments, as well as certain non-GAAP adjustments for unusual, non-recurring or non-operating items used to calculate Adjusted EBITDA.

EMEA Results

	Three Months Ended March 31,
(in millions) (unaudited)	2026	2025	% Change in USD	% Change in Local Currency
Revenue:
Services	$153.2	$105.0	46%	33%
Leasing	47.3	39.4	20%	10%
Capital markets	19.8	18.0	10%	1%
Valuation and other	49.8	42.6	17%	7%
Total revenue	$270.1	$205.0	32%	21%
Segment expenses:
Gross contract costs(1)	$53.0	$33.9	56%	43%
Cost of services provided to clients	146.9	116.0	27%	15%
Operating, administrative and other	65.3	52.2	25%	16%
Segment expenses	265.2	202.1	31%	20%
Add: Other segment items(2)	3.9	0.8	n.m.	n.m.
Adjusted EBITDA	$8.8	$3.7	n.m.	n.m.
n.m. not meaningful
(1)    Gross contract costs represents reimbursed client costs including client-dedicated labor, subcontractor costs and third-party consumables. These costs are presented on a gross basis in total costs and expenses (with the corresponding fees in revenue) and primarily relate to Services.
(2)    Other segment items include (loss) earnings from equity method investments, as well as certain non-GAAP adjustments for unusual, non-recurring or non-operating items used to calculate Adjusted EBITDA.

May 7, 2026

APAC Results

	Three Months Ended March 31,
(in millions) (unaudited)	2026	2025	% Change in USD	% Change in Local Currency
Revenue:
Services	$356.0	$311.9	14%	10%
Leasing	36.4	32.7	11%	9%
Capital markets	19.9	24.0	(17)%	(15)%
Valuation and other	24.4	22.7	7%	3%
Total revenue	$436.7	$391.3	12%	8%
Segment expenses:
Gross contract costs(1)	$181.3	$137.2	32%	28%
Cost of services provided to clients	201.5	202.9	(1)%	(5)%
Operating, administrative and other	52.8	42.1	25%	24%
Segment expenses	435.6	382.2	14%	10%
Add: Other segment items(2)	5.1	5.8	(12)%	(11)%
Adjusted EBITDA	$6.2	$14.9	(58)%	(56)%
(1)    Gross contract costs represents reimbursed client costs including client-dedicated labor, subcontractor costs and third-party consumables. These costs are presented on a gross basis in total costs and expenses (with the corresponding fees in revenue) and primarily relate to Services.
(2)    Other segment items include (loss) earnings from equity method investments, as well as certain non-GAAP adjustments for unusual, non-recurring or non-operating items used to calculate Adjusted EBITDA.

May 7, 2026

Cushman & Wakefield Ltd.
Use of Non-GAAP Financial Measures
The company uses the following measures, which are considered “non-GAAP financial measures” under SEC guidelines:
i.Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”);
ii.Adjusted net income and Adjusted earnings per share;
iii.Free cash flow;
iv.Local currency; and
v.Net debt.
Management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not measurements recognized under GAAP. When analyzing our operating results, investors should use these measures in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The company believes that they are useful to investors for the additional purposes described below.
Adjusted EBITDA: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate unrealized loss (gain) on investments, net; impairment of investments; acquisition related costs; A/R Securitization servicing liability, fees and amortization; pension buy-out settlement loss; non-operating items related to the Greystone JV; and other non-recurring items. Adjusted EBITDA also excludes the effects of financings, income taxes and the non-cash accounting effects of depreciation and intangible asset amortization.
Adjusted net income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates depreciation and amortization related to merger; unrealized loss (gain) on investments, net; impairment of investments; acquisition related costs; A/R Securitization servicing liability, fees and amortization; pension buy-out settlement loss; non-operating items related to the Greystone JV; and other non-recurring items. Tax impact of adjusted items reflects management’s estimated annual effective tax rate. The company also uses Adjusted earnings per share (“EPS”) as a component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income divided by diluted weighted average shares outstanding.
Free cash flow: Free cash flow is a financial performance metric that is calculated as net cash provided by (used in) operating activities, less capital expenditures (reflected as Payment for property and equipment in the investing activities section of the Condensed Consolidated Statements of Cash Flows).
Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.

May 7, 2026

Adjustments to GAAP Financial Measures Used to Calculate Non-GAAP Financial Measures
During the periods presented in this press release, we had the following adjustments:
Unrealized loss on investments, net represents net unrealized gains and losses on real estate investments.
Impairment of investments reflects certain one-time impairment charges related to investments, equity method investments or other assets.
Acquisition related costs includes certain direct costs incurred in connection with acquiring businesses.
Servicing liability, fees and amortization reflects the additional non-cash servicing liability accrued in connection with the A/R Securitization amendment in March 2026, net of amortization, along with related fees incurred to execute the amendment. The liability will be amortized through March 2029.
Pension buy-out settlement loss represents a non-cash settlement charge related to a pension buy-out arrangement in the U.K.
Non-operating items related to the Greystone JV reflects certain non-operating activity presented within (loss) earnings from equity method investments related to the Greystone JV for (i) gains recognized from the retention of mortgage servicing rights (“MSRs”) upon the origination and sale of mortgage loans, (ii) increases or decreases in the fair value of the MSRs and (iii) estimated provisions for credit losses related to mortgage loans. This activity is specific to the Greystone JV rather than all of the company’s equity method investments based on the Greystone JV’s specialized industry, namely, multi-family lending and loan servicing solutions. Starting in the second quarter of 2025, the company has excluded such activity from the calculation of its non-GAAP financial measures as it is non-cash in nature and does not represent the underlying operating performance of the business. This activity is reported entirely within the Americas reportable segment.

The interim financial information for the three months ended March 31, 2026 and 2025 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the company and notes thereto for the year ended December 31, 2025 in the company’s Annual Report on Form 10-K.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

May 7, 2026

Reconciliations of Non-GAAP financial measures
Reconciliation of Net (loss) income to Adjusted EBITDA:

	Three Months Ended March 31,
(in millions) (unaudited)	2026	2025
Net (loss) income	$(12.6)	$1.9
Adjustments:
Depreciation and amortization	25.3	26.7
Interest expense, net of interest income	49.2	52.3
Provision for income taxes	3.0	3.1
Unrealized loss on investments, net	1.1	0.7
Impairment of investments	—	6.5
Acquisition related costs	—	0.4
Servicing liability, fees and amortization	11.2	—
Pension buy-out settlement loss	16.6	—
Non-operating items related to the Greystone JV	12.9	—
Other(1)	4.6	4.6
Adjusted EBITDA	$111.3	$96.2
(1)    Other includes miscellaneous income and expense items such as non-cash amortization of certain merger-related deferred rent and tenant incentives, legal fees and costs associated with an antitrust dispute, and a portion of non-cash stock-based compensation expense associated with performance-based equity awards granted to four executive officers in 2024. The long-term incentive awards granted to these four executive officers consisted entirely of performance-based awards in 2024 and they provided for a higher maximum payout than typical awards. This award design structure was unique to 2024. We therefore excluded a portion of the non-cash stock-based compensation expense associated with those awards from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods and because we do not consider it to be a normal, recurring operating expense.
For the three months ended March 31, 2026, Other also reflects estimated settlements related to a breach of warranty claim. For the three months ended March 31, 2025, Other also reflects one-time consulting costs associated with the redomiciliation to Bermuda.

May 7, 2026

Reconciliation of Net (loss) income to Adjusted net income and Adjusted EPS:

	Three Months Ended March 31,
(in millions, except per share data) (unaudited)	2026	2025
Net (loss) income	$(12.6)	$1.9
Adjustments:
Merger and acquisition related depreciation and amortization	10.1	10.2
Unrealized loss on investments, net	1.1	0.7
Impairment of investments	—	6.5
Acquisition related costs	—	0.4
Servicing liability, fees and amortization	11.2	—
Pension buy-out settlement loss	16.6	—
Non-operating items related to the Greystone JV	12.9	—
Other	4.6	4.6
Tax impact of adjusted items(1)	(9.2)	(3.8)
Adjusted net income	$34.7	$20.5
Weighted average shares outstanding, basic	232.8	230.4
Weighted average shares outstanding, diluted(2)	235.5	232.3
(Loss) earnings per share, diluted(2)(3)	$(0.05)	$0.01
Adjusted earnings per share, diluted(2)	$0.15	$0.09
(1) Reflective of management’s estimation of an annual adjusted effective tax rate of 26% and 25% for the three months ended March 31, 2026 and 2025, respectively.
(2) Weighted average shares outstanding, diluted is calculated by taking basic weighted average shares outstanding and adding dilutive shares of 2.7 million and 1.9 million for the three months ended March 31, 2026 and 2025, respectively.
(3)    For all periods with a GAAP net loss, weighted average shares outstanding, diluted is only used to calculate Adjusted earnings per share, diluted. For all periods with a GAAP net loss, all potentially dilutive shares would be anti-dilutive; therefore, both basic and diluted loss per share are calculated using weighted average shares outstanding, basic.

Reconciliation of Net cash used in operating activities to Free cash flow:

	Three Months Ended March 31,
(in millions) (unaudited)	2026	2025
Net cash used in operating activities	$(243.5)	$(162.0)
Payment for property and equipment	(12.2)	(4.6)
Free cash flow	$(255.7)	$(166.6)